Exhibit 99.1

WorldHeart Appoints New President and CEO

Salt Lake City, Utah, February 6, 2009 — World Heart Corporation (“WorldHeart”, NASDAQ: WHRT), a pioneer in cardiac assist technologies, announced today that it has appointed John Alexander (“Alex”) Martin as President and CEO.  Mr. Martin also replaced Jal S. Jassawalla on the Board of Directors.  Mr. Martin joins WorldHeart from Edwards Lifesciences where he was President of the North American Region and Corporate Vice President since 2004.  Previously, Alex was with Cordis Corporation, a Johnson and Johnson (J&J) company, where he served as Senior Vice President of International and prior to that, Vice President of Sales and Marketing.   At Cordis, he had responsibility for all U.S. coronary therapeutic and diagnostic device sales and under his leadership the company experienced significant growth and became the market leader.  Alex was responsible for the launch of the first commercialized drug-eluting stent in the US while at Cordis.

Before Cordis, Mr. Martin, 55, served in sales, marketing and business development management positions at several organizations, including C.R. Bards’ USCI division, Cambridge Heart and IMED Corporation.  He also served as Director of the Emergency Medical Services at The Medical Center at Bowling Green.  Mr. Martin earned a bachelor’s degree from the University of Kentucky at Lexington.

Jal S. Jassawalla, WorldHeart’s President and CEO since 2004 and co-founder of the original Novacor Medical Corporation, commented that, “I join WorldHeart’s Board of Directors and employees in welcoming Alex to WorldHeart and the exciting and promising field of circulatory assist therapy.”  Mr. Jassawalla will continue in a senior role as Executive Vice President and Chief Technology Officer.  His emphasis will be on research & development, product strategy, and clinical and regulatory affairs.

“We are pleased to have Alex Martin join WorldHeart,” said Michael Estes, Chair of WorldHeart’s Board of Directors.  “Alex’s extensive background in medical technologies and long-standing relationships within the cardiovascular community will be particularly valuable as WorldHeart brings its Levacor technology into the clinical arena and continues to advance its unique ‘mag-lev’ technology platform.  The Board of Directors is also very pleased that Jal Jassawalla will continue in his key role as Executive Vice President of WorldHeart.”

About World Heart Corporation

WorldHeart is a developer of mechanical circulatory support systems.  WorldHeart is headquartered in Salt Lake City, Utah with additional facilities in Oakland, California, USA and Herkenbosch, The Netherlands.  WorldHeart’s registered office is in Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements regarding WorldHeart’s technology platform and reliance on key executives, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: WorldHeart’s need for additional capital in the future; risks in product development and market acceptance of and demand for WorldHeart’s products; delisting from the NASDAQ Stock Market if compliance with the listing standards is not regained; and other risks detailed in WorldHeart’s filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-KSB/A for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2008 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008.

Contact Information:

World Heart Corporation

Mr. David Pellone  (510) 563-4775

Ms. Peggy Allman  (510) 563-4721

www.worldheart.com